Exhibit 99.1

Exelis Reports 2011 Financial Results, Provides 2012 Guidance

  Full-year 2011 sales of approximately $5.8 billion, with adjusted fully diluted earnings per share1 of $1.99
  2012 guidance for sales of $5.4 billion to $5.5 billion and adjusted fully diluted earnings per share of $1.80 - $1.862

MCLEAN, Va.--(BUSINESS WIRE)--March 2, 2012--ITT Exelis (NYSE: XLS) today reported results for the full year and fourth quarter of 2011. For 2011, the company reported full-year sales of $5.84 billion and adjusted operating income of $583 million, compared to full-year sales of $5.89 billion and operating income of $689 million in 2010.3 Adjusted earnings per fully diluted share for 2011 were $1.99, compared with earnings from continuing operations per fully diluted share of $2.39 in the prior-year period.

Exelis reported fourth-quarter sales of $1.48 billion and adjusted operating income of $168 million, compared to fourth-quarter sales of $1.64 billion and operating income of $219 million in 2010. Adjusted earnings per fully diluted share for the fourth quarter of 2011 were $0.50, compared to earnings from continuing operations per fully diluted share of $0.75 in the fourth quarter of 2010.3

“During a year of significant transition for the company and a challenging budget environment for our customers, the focused execution of our business strategy and dedicated professionalism of our employees helped enable Exelis to deliver its operating and financial performance in 2011,” said Dave Melcher, Chief Executive Officer and President of Exelis.

“We finished 2011 with stronger-than-anticipated top-line performance, driven largely by a strong showing in our Information and Technical Services segment. We believe our 2012 guidance appropriately reflects our challenging global business environment. The diversified Exelis portfolio is aligned with our customers’ mission-critical priorities in enduring capabilities and emerging challenges. As we embark on our first full year as an independent, publicly traded company, we are focused on creating value for our shareholders and delivering the affordable, innovative technologies and services to our customers for which Exelis is known.”

Full-year funded orders increased 12 percent to $5.4 billion from the prior year. Exelis ended the year with a solid total backlog of $11.7 billion, an increase of 2 percent over 2010. 4

Several billion-plus-dollar, multi-year new program starts in the company’s Information and Technical Services segment - including Kuwait Base Operations and Security Support Services (K-BOSSS), Army Prepositioned Stocks-5 (APS-5) in Kuwait, Afghan National Security Forces - North and South (ANSF-NS) and the Space Communication and Network Services (SCNS) contract - offset decreased product sales in 2011. The significant shift in sales in favor of service contracts resulted in lower adjusted operating margins of 10 percent, down from 11.7 percent in 2010. The company expects its products-to-services sales mix to largely stabilize in 2012 and beyond.

Segment Results:

C4ISR Electronics and Systems ($ in millions)

	Fourth Quarter			Full Year
	2011	2010	Variance	2011	2010	Variance
Sales	$709	$1,062	-33.20%	$2,817	$3,596	-21.7%
Adj. Operating Income	$122	$204	-40.20%	$415	$563	-26.3%
Adj. Operating Margin	17.2%	19.2%		14.7%	15.7%

C4ISR Electronics and Systems fourth-quarter and full-year 2011 sales declined 33.2 percent and 21.7 percent, respectively, primarily due to lower volume for counter improvised explosive device systems and domestic Single Channel Ground and Airborne Radio Systems (SINCGARS). The decline in sales was partially offset by higher sales within the company’s commercial imaging satellite programs.

C4ISR Electronics and Systems fourth quarter adjusted operating income declined 40.2 percent and, as a percentage of sales, decreased from 19.2 percent to 17.2 percent. Full-year 2011 segment adjusted operating income declined 26.3 percent and, as a percent of sales, decreased from 15.7 percent to 14.7 percent. Lower segment adjusted operating income and margin were primarily driven by lower sales on higher margin surge-related products and were partially offset by lower R&D and intangible amortization expenses.

Information and Technical Services ($ in millions)

	Fourth Quarter			Full Year
	2011	2010	Variance	2011	2010	Variance
Sales	$771	$573	34.60%	$3,022	$2,295	31.7%
Adj. Operating Income	$46	$15	206.70%	$168	$126	33.3%
Adj. Operating Margin	6.0%	2.6%		5.6%	5.5%

Information and Technical Services fourth-quarter and 2011 sales increased 34.6 percent and 31.7 percent, respectively, primarily due to contract wins on the company’s Middle East programs, namely K-BOSSS and surge-related efforts to support the U.S. armed services in Kuwait and Afghanistan on the APS-5 Kuwait contract and the ANSF Facilities Support programs. This segment also saw increased sales in non-DoD contracts during the period, including the SCNS contract with the National Aeronautics and Space Administration.

Information and Technical Services fourth-quarter adjusted operating income increased 206.7 percent and, as a percent of sales, increased from 2.6 percent to 6 percent. In the fourth quarter of 2010, this segment recorded a loss on a Middle East program, which was primarily the reason for the lower margin in the fourth quarter of 2010 as compared to 2011. Information and Technical Services 2011 adjusted operating income increased 33.3 percent and, as a percent of sales, from 5.5 percent to 5.6 percent. The higher adjusted operating margin was primarily the result of sales mix and favorable contract adjustments.

2012 Guidance

Sales	$5.4 billion to $5.5 billion
Adj. Operating Margin[5]	10.6% to 10.8%
Diluted Adjusted Earnings per Share	$1.80 to $1.86

The company also announced guidance for full-year 2012. Full-year 2012 sales are expected to be $5.4 billion to $5.5 billion, a decrease of 7 percent from 2011. Full-year adjusted operating margin is expected to be 10.6 percent to 10.8 percent, an increase of 60 to 80 basis points year-over-year. Adjusted fully diluted earnings per share are expected in the range of $1.80 to $1.86 per share, down 8 percent from 2011.

Adjusted operating margin guidance for 2012 includes the impact of lower pension expense, compared to 2011, resulting from a change in the company’s salaried pension plan. The company adopted certain changes to its defined benefit pension plan, which gave existing employees a choice between the existing plan and an enhanced defined contribution plan. The existing defined benefit plan is no longer available to new employees. The resulting participant population demographics enabled the use of an extension of the amortization period for prior gains and losses and a net decrease in FAS pension expense of approximately $70 million to $80 million, compared to the prior period. In 2012, the company expects to make pre-tax cash pension contributions in the range of $320 million to $370 million.

The company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including those factors set forth in the Safe Harbor Statement below.

Investor Call Today

ITT Exelis senior management will host a conference call for investors today at 10 a.m. Eastern Standard Time to review fourth-quarter and full-year 2011 results, discuss 2012 expectations and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.exelisinc.com/investors/.

About ITT Exelis

ITT Exelis is a diversified, top-tier global aerospace, defense and information solutions company with strong positions in enduring and emerging global markets. Exelis is a leader in networked communications, sensing and surveillance, electronic warfare, navigation, air traffic solutions and information systems with growing positions in cyber security, composite aerostructures, logistics and technical services. The company has a 50-year legacy of innovation and technology expertise, partnering with customers worldwide to deliver affordable, mission-critical products and services for managing global threats, conflicts and complexities. Headquartered in McLean, Va., the company employs about 20,500 people and generated 2011 sales of $5.8 billion. www.exelisinc.com

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 (the “Act”): Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the separation of the Company from ITT Corporation, the terms and the effect of the separation, the nature and impact of such a separation, capitalization of the Company, future strategic plans and other statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to:

  Our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government or international defense budgets;
  Government regulations and compliance therewith, including changes to the Department of Defense procurement process;
  Our international operations, including sales to foreign customers;
  Competition, industry capacity and production rates;
  Misconduct of our employees, subcontractors, agents and business partners;
  The level of returns on postretirement benefit plan assets and potential employee benefit plan contributions and other employment and pension matters;
  Changes in interest rates and other factors that affect earnings and cash flows;
  The mix of our contracts and programs, our performance, and our ability to control costs;
  Governmental investigations;
  Our level of indebtedness and our ability to make payments on or service our indebtedness;
  Subcontractor performance;
  Economic and capital markets conditions;
  The availability and pricing of raw materials and components;
  Ability to retain and recruit qualified personnel;
  Protection of intellectual property rights;
  Changes in technology;
  Contingencies related to actual or alleged environmental contamination, claims and concerns;
  Security breaches and other disruptions to our information technology and operations; and
  Unanticipated changes in our tax provisions or exposure to additional income tax liabilities.

In addition, there are risks and uncertainties relating to the separation including whether those transactions will result in any tax liability, the operational and financial profile of the Company or any of its businesses after giving effect to the separation, and the ability of the Company to operate as an independent entity.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Exelis Inc.’s Registration Statement on Form 10, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

1 Adjusted fully diluted earnings per share and adjusted operating income exclude separation costs resulting from the Exelis 2011 spin-off from ITT Corporation. See non-GAAP disclosures.

2 2012 adjusted earnings per share guidance includes an approximate $0.25 benefit, as compared to 2011, primarily resulting from an extension of the amortization period for unrealized gains and losses as a result of a defined benefit plan change effective as of 1/1/2012 for the Company’s largest plan.

3 See Non-GAAP disclosures.

4 Total backlog includes both funded backlog (firm orders for which funding is contractually obligated by the customer) and unfunded backlog (firm orders for which funding is not currently contractually obligated by the customer) and represents firm orders and potential options on multi-year contracts, excluding potential orders under indefinite delivery / indefinite quantity (IDIQ) contracts.

5Adjusted operating margin excludes separation costs resulting from the Exelis 2011 spin-off. See non-GAAP disclosures.

Exelis Inc.
Consolidated and Combined Statements of Operations
(preliminary and unaudited)

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	Year ended December 31,
	2011	2010	2009
Product revenue	$2,817	$3,596	$3,779
Service revenue	3,022	2,295	2,282

Total revenue	5,839	5,891	6,061

Cost of product and service revenue
Costs of product revenue	1,933	2,491	2,629
Costs of service revenue	2,683	2,032	2,001

Selling, general and administrative expenses	566	525	582
Research and development expenses	99	119	142
Restructuring and asset impairment charges, net	23	35	5

Operating income	535	689	702
Interest expense, net	10	—	—
Other (income) expense, net	(12)	(7)	2

Income from continuing operations before income tax expense	537	696	700
Income tax expense	211	248	241

Income from continuing operations	326	448	459
Income from discontinued operations, net of tax	—	139	10

Net income	$326	$587	$469

Earnings Per Share
Basic
Continuing operations	$1.75	$2.41	$2.47
Discontinued operations	—	0.75	0.05
Net income	$1.75	$3.15	$2.52
Diluted
Continuing operations	$1.75	$2.39	$2.45
Discontinued operations	—	0.74	0.05
Net income	$1.75	$3.14	$2.51
Weighted average common shares – basic	186.2	186.2	186.2
Weighted average common shares – diluted	186.7	187.1	187.1

Exelis Inc.
Consolidated and Combined Balance Sheets
(preliminary and unaudited)

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$116	$18
Receivables, net	1,061	954
Inventories, net	337	238
Deferred tax asset	106	121
Other current assets	49	52
Total current assets	1,669	1,383
Plant, property and equipment, net	494	458
Goodwill	2,154	2,156
Other intangible assets, net	211	258
Deferred tax asset	507	—
Other non-current assets	64	40
Total non-current assets	3,430	2,912
Total assets	$5,099	$4,295
Liabilities and Equity
Current liabilities
Accounts payable	$447	$326
Advance payments and billings in excess of costs	378	427
Compensation and other employee benefits	250	215
Other accrued liabilities	199	200
Total current liabilities	1,274	1,168
Postretirement benefit plans	2,149	184
Long-term debt	649	—
Deferred tax liability	1	204
Other non-current liabilities	133	129
Total non-current liabilities	2,932	517
Total liabilities	4,206	1,685
Commitments and contingencies (Note 19)
Shareholders' equity or parent company equity
Common stock	2	—
Additional paid-in capital	2,523	—
Retained earnings	23	—
Parent company investment	—	2,678
Accumulated other comprehensive loss	(1,655)	(68)
Total shareholders' equity or parent company equity	893	2,610
Total liabilities and shareholders' equity or parent company equity	$5,099	$4,295

Exelis Inc.
Consolidated and Combined Statements of Cash Flows
(preliminary and unaudited)

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	Year Ended December 31,
	2011	2010	2009
Operating activities
Net income	$326	$587	$469
Less income from discontinued operations	—	(139)	(10)

Income from continuing operations	326	448	459
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	133	139	157
Stock-based compensation	18	15	16
Restructuring and asset impairment charges, net	23	35	5
Payments for restructuring	(19)	(21)	(12)
Postretirement benefit plans expense	46	7	12
Postretirement benefit plans payments	(87)	(6)	(40)
Change in assets and liabilities
Change in receivables	(106)	(100)	111
Change in inventories	(99)	131	(67)
Change in other assets	(27)	6	(7)
Change in accounts payable	122	(37)	4
Change in advance payments and billings in excess of costs	(49)	36	123
Change in deferred taxes	64	(1)	3
Change in other liabilities	(13)	(12)	(17)
Other, net	2	1	—

Net cash provided by operating activities	334	641	747

Investing activities
Capital expenditures	(95)	(108)	(122)
Proceeds from the sale of assets	14	251	4
Acquisitions, net of cash required	—	(29)	(1)
Other, net	(4)	—	(1)

Net cash (used in) provided by investing activities	(85)	114	(120)

Financing activities
Short-term borrowing under credit facility	240	—	—
Repayments under credit facility	(240)	—	—
Proceeds from the issuance of debt, net	649	—	—
Payment of debt issuance costs	(6)	—	—
Dividend paid	(19)	—	—
Transfers to parent, net	(775)	(747)	(638)
Other, net	4	(28)	(15)

Net cash used in financing activities	(147)	(775)	(653)

Exchange rate effects on cash and cash equivalents	(4)	—	—
Net cash from discontinued operations	—	4	12

Net change in cash and cash equivalents	98	(16)	(14)
Cash and cash equivalents – beginning of year	18	34	48

Cash and cash equivalents – end of year	$116	$18	$34

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes (net of refunds received)	$86	$206	$274

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, orders growth, and backlog, among other metrics on a regular basis. In addition, we consider certain additional measures to be useful to management and investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations, liquidity and management of assets. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, and debt repayment. These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for sales, operating income, income from continuing operations, or net cash from continuing operations as determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators:

Adjusted income from continuing operations defined as income from continuing operations, adjusted to exclude items that include, but are not limited to significant charges or credits that impact current results, but are not related to our ongoing operations, unusual and infrequent non-operating items and non-operating tax settlements or adjustments.

Segment operating income defined as income from continuing operations of our two segments, adjusted to exclude items that include, but are not limited to significant charges or credits that impact current results, but are not related to our ongoing operations, unusual and infrequent non-operating items and non-operating tax settlements or adjustments.

Segment operating margin defined as segment operating income as defined above, divided by sales.

Free cash flow defined as GAAP cash from operations, less capital expenditures and dividend payments.

Exelis Inc.
Reported v. Adjusted Income from Continuing Operations and Adjusted EPS
Fourth Quarter of 2011 and 2010 and Full Year 2011 and 2010
(in $ millions, except per share amounts)

	FY 2011	Q411	FY 2010	Q410
Income from Continuing Operations	$326	$64	$448	$141

Separation Costs, net of tax	29	14	-	-
APB 23 Repatriation of Foreign Earnings due to Separation, net of tax	16	16	-	-
Adjusted Income from Continuing Operations	371	94	448	141

Income from Continuing Operations per fully diluted share	$1.75	$0.34	$2.39	$0.75
Adjusted Income from Continuing Operations per fully diluted share	$1.99	$0.50	$2.39	$0.75

Weighted Average Shares Outstanding, Diluted	186.7	186.7	187.1	187.1

Exelis Inc.
Reported v. Adjusted Segment Operating Income and Operating Margin
Fourth Quarter of 2011 and 2010 and Full Year 2011 and 2010
(in $ millions)

	FY 2011	Q411	FY 2010	Q410
Sales	$5,839	$1,480	$5,891	$1,635
C4ISR	2,817	709	3,596	1,062
I&TS	3,022	771	2,295	573

Segment Operating Income, as Reported	535	143	689	219
C4ISR	385	106	563	204
I&TS	150	37	126	15

Separation Costs	48	25	-	-
C4ISR	30	16	-	-
I&TS	18	9	-	-

Segment Operating Income, Adjusted	583	168	689	219
C4ISR	415	122	563	204
I&TS	168	46	126	15

Operating Margin, as Reported	9.2%	9.7%	11.7%	13.4%
Operating Margin, Adjusted	10.0%	11.4%	11.7%	13.4%

Exelis Inc.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
Full Year 2011 and 2010
($ million)

	FY 2011	FY 2010
Sales	$5,839	$5,891
C4ISR	2,817	3,596
I&TS	3,022	2,295

Segment Operating Income, as Reported	535	689
C4ISR	385	563
I&TS	150	126

Separation Costs	48	-
C4ISR	30	-
I&TS	18	-

Segment Operating Income, as Adjusted	583	689
C4ISR	415	563
I&TS	168	126

Other Income/(Expense)	13	7
C4ISR	12	8
I&TS	1	(1)

Depreciation & Amortization	133	139
C4ISR	113	124
I&TS	20	15

Segment EBITDA	729	835
C4ISR	540	695
I&TS	189	140

EBITDA Margin	12.5%	14.2%

Exelis Inc.
2011 Quarterly Results
(in $ millions, except per share amounts)

	FY 2011	4Q11	3Q11	2Q11	1Q11
Sales	$5,839	$1,480	$1,530	$1,485	$1,344

Operating Income, as Reported	535	143	156	121	115
Separation Costs	48	25	14	6	3

Adjusted Operating Income	583	168	170	127	118

Adj. Operating Margin	10.0%	11.4%	11.1%	8.5%	8.7%

Income from Continuing Operations	326	64	101	79	82
Separation Costs, net of Tax	29	14	9	4	2
APB 23 Repatriation of Foreign Earnings due to Separation, net of tax	16	16	-	-	-
Adjusted Income from Continuing Operations	371	94	110	83	84

Income from Continuing Operations per fully diluted share	$1.75	$0.34	$0.54	$0.42	$0.44
Adjusted Income from Continuing Operations per fully diluted share	$1.99	$0.50	$0.59	$0.44	$0.45

Weighted Average Shares Outstanding, Diluted	186.7	186.7	187.1	187.1	187.1

Exelis Inc.
2012 Guidance Midpoint
(in $ millions, except per share amounts)

FY 2012
Sales, Guidance Mid Point Estimate	$5,450

Operating Income, GAAP Estimate	566

Separation Costs	18

Operating Income , Guidance Mid Point Estimate	584

Operating Margin, GAAP Estimate	10.4%
Operating Margin, Guidance Mid Point Estimate	10.7%

Income from Continuing Operations, GAAP Estimate	331
Separation Costs, net of tax	11

Income from Continuing Operations, Guidance Mid Point Estimated	343

Income from Continuing Operations per fully diluted share, GAAP Estimate	$1.77
Income from Continuing Operations per fully diluted share, Guidance Mid Point Estimate	$1.83

Weighted Average Shares Outstanding, Diluted	187.5

Exelis Inc.
2011 Free Cash Flow
($ million)

FY 2011

Cash flow From Operating Activities	334
Subtract
Capital Expenditures	(95)
Dividends Paid	(19)

Free Cash Flow	220

Add:
Separation Costs, net of tax	29
Cash Taxes Paid Adjustment	161
Non-Cash Allocated Postretirement Costs	79

Free Cash Flow, as Adjusted	489

CONTACT:
ITT Exelis
Investors:
Katy Herr, 703-790-6376
Director, Investor Relations
Katy.Herr@exelisinc.com
or
Media:
David Albritton, 703-790-6320
Vice President, Communications
David.Albritton@exelisinc.com